Exhibit 10.25

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of December 19, 2008 (the “Effective Date”) by and between SANGAMO BIOSCIENCES, INC., a Delaware corporation with offices at 501 Canal Blvd., Suite A100, Richmond, California 94804 (“Sangamo”), and PFIZER INC., a Delaware corporation having its principal place of business at 235 East 42nd Street, New York, New York 10017 (“Pfizer”). Sangamo and Pfizer may be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, Sangamo has expertise in and owns or controls proprietary technology relating to zinc finger nucleases and their use to alter the genomes and protein expression capabilities of organisms and cells, including animals and animal cells;

WHEREAS, pursuant to that certain Agreement between the Parties, dated December 17, 2004 (the “2004 Agreement”), Sangamo prepared certain genetically modified cell lines using its zinc finger nuclease technology and provided these cell lines to Pfizer solely for research purposes; and

WHEREAS, pursuant to that certain Agreement between the Parties, dated December 16, 2005, as amended December 13, 2006 (the “2005 Agreement”), Sangamo granted Pfizer a license to use Sangamo’s zinc finger nuclease technology to generate certain other genetically modified cell lines for research purposes; and

WHEREAS, Pfizer now desires a license from Sangamo that would permit Pfizer to use genetically modified cell lines having a specific genomic alteration to generate proteins for clinical and commercial purposes as components of Pfizer’s human therapeutic products, and Sangamo is willing to provide such license under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

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ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms will have the following meanings:

1.1 “Affiliate” means, with respect to a particular Party, any other person or entity that directly or indirectly controls, is controlled by, or is in common control with such Party. As used in this Section 1.1, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of entity, or the possession, directly or indirectly, of the power to direct the management or policies of the entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Confidential Information” means each Party’s confidential information, inventions, non-public know-how or non-public data disclosed pursuant to this Agreement, the Prior Agreements, or any other any confidentiality agreement between the Parties and will include, without limitation, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form and which is marked “Confidential” at the time of disclosure or, if disclosed in a form other than in writing, which the disclosing Party declares to be confidential at the time of disclosure and confirms such delcaration in writing within thirty (30) days of disclosure.

1.3 “Control” means, with respect to an item of Information or an intellectual property right, that a Party owns or has a license to such item or right and has the ability to disclose such item or grant a license or sublicense as provided for in this Agreement under such item or right without violating the terms of any agreement or other arrangement with any Third Party.

1.4 “Designated Gene” means the glutamine synthetase gene.

1.5 “Executive Officer” means the chief executive officer (“CEO”) of the applicable Party, or another senior executive officer of such Party who has been duly appointed by the Party’s CEO or the Party’s board of directors to act as the representative of the Party.

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1.6 “Field” means all human therapeutic uses.

1.7 “Information” means information, results, samples and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.8 “Pfizer Product” means any Pfizer product that is created or produced through use or practice of Sangamo IP Rights for use in the Field that contains any antibodies or other proteins created or produced through the use of a ZFN Modified Cell Line and does not contain therapeutically relevant quantities of any ZFN Modified Cell Line or any ZFN.

1.9 “Patents” means (a) all patents and patent applications (including provisional applications), (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of the foregoing, and (c) any foreign or international equivalents of any of the foregoing.

1.10 “Prior Agreement” means the 2004 Agreement or the 2005 Agreement.

1.11 “Sangamo IP Rights” means the Sangamo Patents and the Sangamo Know-How.

1.12 “Sangamo Know-How” means all Information (other than Sangamo Patents) that (a) is Controlled by Sangamo as of the Effective Date and (b) is reasonably required or useful for (i) the use of the Sangamo Reagents to generate ZFN Modified Cell Lines or (ii) the use of the ZFN Modified Cell Lines in the Field.

1.13 “Sangamo Patents” means all Patents that:

(a) are Controlled by Sangamo or its Affiliates as of the Effective Date; and

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(b) claim or cover (i) the Sangamo Reagents or the ZFN Modified Cell Lines; (ii) the use of the Sangamo Reagents to generate ZFN Modified Cell Lines or (iii) the use of the ZFN Modified Cell Lines in the Field.

As of the Effective Date, the Sangamo Patents include, without limitation, the Patents listed in Exhibit A.

1.14 “Sangamo Reagents” are those ZFN-related reagents that were supplied by Sangamo to Pfizer under the Prior Agreement.

1.15 “Sangamo Technology” means the Sangamo Reagents, Information, methods, and other reagents (a) delivered by Sangamo to Pfizer under this Agreement or the Prior Agreement and (b) necessary or useful for generating a CHO cell line that contains one or more targeted alterations in the genomic DNA (when compared with the parental cell line from which it was derived) at the Designated Gene.

1.16 “Select Sangamo Licensors” means the Massachusetts Institute of Technology and its trustees, directors, officers, employees and affiliates; and Johns Hopkins University and its trustees, officers, employees, students and affiliates.

1.17 “Third Party” means any individual or entity other than the Parties or their respective Affiliates.

1.18 “Territory” means the entire world.

1.19 “ZFN Modified Cell Line” means a CHO cell line that contains one or more targeted alterations in the genomic DNA (when compared with the parental cell line from which it was derived) at the Designated Gene, where such alteration(s) at the Designated Gene is (are) the result of using Sangamo Technology.

1.20 “ZFN” means a zinc-finger nuclease protein, or a nucleic acid encoding and capable of expressing such protein in a cell or tissue.

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ARTICLE 2

LICENSE GRANT

2.1 Licenses to Pfizer. Subject to the terms and conditions of this Agreement (including Pfizer’s payment of the amount set forth in Section 3.1), Sangamo hereby grants to Pfizer and Pfizer’s Affiliates a worldwide, fully paid (subject to Section 3.1), perpetual, royalty free, irrevocable (subject to Section 8.4), non-exclusive license under the Sangamo IP Rights (a) to use the Sangamo Reagents to modify CHO cell lines to generate ZFN Modified Cell Lines; and (b) to use ZFN Modified Cells Lines generated under the license granted in Section 2.1(a) or the Prior Agreements to make, have made, use, sell, have sold, import and export Pfizer Products solely in the Field. Notwithstanding anything to the contrary in this Agreement, such license does not include (i) a license to alter any genomic DNA other than the genomic DNA of the Designated Gene or (ii) a license to make any protein that is not a component of a Pfizer human therapeutic product.

2.2 Sublicensing; Transfer of ZFN Modified Cell Lines. Neither Pfizer nor Pfizer’s Affiliates may sublicense the rights granted under Section 2.1 or transfer the ZFN Modified Cell Lines to any Third Party without Sangamo’s written consent, which may be withheld by Sangamo at its sole discretion. Notwithstanding the foregoing, Pfizer is permitted to transfer ZFN Modified Cell Lines to a contract manufacturer solely for use in the Field on behalf of Pfizer. Pfizer shall promptly notify Sangamo in writing of any such transfer and will remain fully responsible for such contract manufacturer’s compliance with the terms and conditions of this Agreement.

2.3 No Non-Permitted Use. Pfizer hereby covenants that it shall not, nor shall it permit any Affiliate or licensee, to use or practice, directly or indirectly, any Sangamo IP Rights, Sangamo Technology, or ZFN Modified Cell Lines for any purposes other than those expressly permitted by this Agreement, except as granted under a Prior Agreement.

2.4 No Prohibition on Sangamo. Nothing in this Agreement will prevent Sangamo from making, using, offering for sale, selling, or importing ZFNs for all purposes (including for purposes in the Field), and to grant to Third Parties the right to do the same.

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2.5 Upstream Licenses. The license granted to Pfizer hereunder includes sublicenses under intellectual property licensed to Sangamo under agreements with Third Parties (“Upstream Licenses”), including the agreements identified in Exhibit B. The license granted to Pfizer hereunder is subject to certain rights retained under the Upstream Licenses identified in Exhibit B by the respective licensors, as set forth in Exhibit C. Certain key terms of the Upstream Licenses are reproduced in Exhibit D.

2.6 Third Party Licenses. Pfizer shall be solely responsible for obtaining, at its sole expense, any other licenses from Third Parties that Pfizer determines, in its sole discretion, are required in order to lawfully make, use, sell, offer for sale, or import Pfizer Products.

2.7 Compliance with Law. Each Party shall comply, and shall ensure that its Affiliates, licensees and Third Party contractors comply, with all applicable laws, regulations, and guidelines, including without limitation those relating to the transport, storage, and handling of Sangamo Reagents and ZFN Modified Cell Lines.

ARTICLE 3

COMPENSATION

3.1 License Fee. Pfizer shall pay Sangamo Three Million Dollars ($3,000,000) no later than December 30, 2008. Any payment made under this Section 3.1 will be non-creditable and non-refundable.

3.2 Acknowledgement. The Parties acknowledge and agree that the payment set forth in Section 3.1 is in full consideration for, and represents all royalties, milestones, and other payments payable to Sangamo hereunder as compensation for, the rights granted under this Agreement.

3.3 Method of Payment. All payments due to Sangamo under this Agreement will be paid in United States dollars by wire transfer to a bank in the U.S. designated in writing by Sangamo. All references to “dollars” or “$” herein will refer to United States dollars.

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3.4 Late Payments. Any amount owed by Pfizer to Sangamo under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the lower of (a) two percent (2%) per annum above the then-applicable prime commercial lending rate of Citibank, N.A., in San Francisco, California, or (b) the highest rate permitted under applicable law.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1 Ownership. Subject to the license granted under Section 2.1, all rights in the Sangamo IP Rights will remain with Sangamo.

4.2 Patent Prosecution. Sangamo will have the sole right, but not the obligation, to conduct and control the filing, prosecution and maintenance of the Sangamo Patents. At the reasonable request of Sangamo, Pfizer will cooperate with Sangamo in connection with such filing, prosecution, and maintenance, at Sangamo’s expense. Pfizer will be free to file, prosecute, and maintain Patents directed to inventions solely owned by Pfizer or Pfizer’s Affiliates, including such inventions invented as a result of practicing the licenses granted herein. Notwithstanding the foregoing, under no circumstances shall Pfizer use the Sangamo Know-How, Sangamo Reagents, or any Confidential Information of Sangamo to support the filing of a patent application in any country in the world that contains claims directed to the generation of ZFNs or the use of ZFNs to engineer cells, cell lines, or whole organisms, provided that the foregoing shall not be interpreted as preventing Pfizer from disclosing the generation of ZFNs or use of ZFNs for the purpose of supporting claims directed to a ZFN Modified Cell Line or a Pfizer Product, either of which is invented by Pfizer or Pfizer’s Affiliates.

4.3 Infringement of Patents by Third Parties. Sangamo will have the sole right, but not the obligation, to take appropriate action against any person or entity directly or indirectly infringing any Sangamo Patent (or asserting that a Sangamo Patent is invalid or unenforceable) (collectively, “Infringement”), either by settlement or lawsuit or other appropriate action. Pfizer shall reasonably cooperate with Sangamo with respect to the investigation and prosecution of any alleged, threatened, or actual Infringement, at Sangamo’s expense. Pfizer shall promptly notify Sangamo in writing of any alleged, threatened, or actual Infringement of which Pfizer becomes aware.

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ARTICLE 5

CONFIDENTIALITY

5.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for seven (7) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information disclosed to it by the other Party pursuant to this Agreement, except to the extent that the receiving Party can demonstrate by competent evidence that specific Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or part of the public domain after its disclosure to the receiving Party and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others, other than under an obligation of confidentiality to the Third Party; or

(e) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, as documented by the receiving Party’s contemporaneous written records.

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5.2 Authorized Disclosure. Notwithstanding the limitations in this Article 5, either Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) complying with applicable laws or regulations or valid court orders, provided that the Party making such disclosure provides the other Party with reasonable prior written notice of such disclosure and reasonably cooperates with the other Party in the other Party’s attempt to obtain a protective order preventing or limiting the disclosure, or requiring that the Confidential Information be used only for the purposes for which the law or regulation required, or for which the order was issued;

(b) disclosure to investors and potential investors, acquirers, or merger candidates who are under an obligation of confidentiality no less restrictive than the confidentiality terms of this Agreement, provided that such disclosure is used solely for the purpose of evaluating such investment, acquisition, or merger (as the case may be); and

(c) disclosure on a need-to-know basis to Affiliates, licensees, sublicensees, employees, consultants or agents who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.

5.3 Publicity. The Parties agree that the public announcement of the execution of this Agreement will be substantially in the form of the press release attached as Exhibit E. Any material changes in the text of Exhibit E will require written approval by both Parties prior to release.

5.4 Terms of the Agreement. Each Party shall treat the terms of this Agreement as the Confidential Information of other Party, subject the exceptions set forth in Section 5.2. Notwithstanding the foregoing, Pfizer acknowledges that Sangamo may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission (the “SEC”). Sangamo will be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to it. In the event of any such filing, Sangamo shall provide Pfizer with a copy of the Agreement marked to show provisions for

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which Sangamo intends to seek confidential treatment and shall reasonably consider and incorporate Pfizer’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. Pfizer shall promptly provide any such comments. Pfizer recognizes that United States laws and SEC policies and regulations to which Sangamo is and may become subject may require such filing Party to publicly disclose certain terms of this Agreement, and that Sangamo is, after completing the above mentioned procedures, entitled hereunder to make such required disclosures to the extent legally required.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Pfizer. Pfizer hereby represents and warrants to Sangamo that, as of the Effective Date:

(a) Corporate Power. Pfizer is duly organized and validly existing under the laws of Delaware and has corporate full power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. Pfizer is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Pfizer’s behalf has been duly authorized to do so by all requisite corporate action.

6.2 Representations and Warranties of Sangamo. Sangamo hereby represents and warrants to Pfizer that, as of the Effective Date:

(a) Corporate Power. Sangamo is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. Sangamo is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Sangamo’s behalf has been duly authorized to do so by all requisite corporate action.

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6.3 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS ARTICLE 6, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by Sangamo. Sangamo agrees to indemnify, hold harmless, and defend Pfizer and its Affiliates and their respective directors, officers, employees, and agents (collectively, the “Pfizer Indemnitees”) from and against any and all liabilities, damages, costs, expenses, or losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any claims, suits, actions, demands, or other proceedings brought by a Third Party (collectively, “Claims”) to the extent arising from the gross negligence or willful misconduct of Sangamo or any of its Affiliates, or their respective employees or agents. Notwithstanding the foregoing, Sangamo will not have any obligation to indemnify the Pfizer Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of Pfizer or any of its Affiliates, licensees, or sublicensees, or their respective employees or agents; or (ii) a material breach by Pfizer of a material representation, warranty, or covenant of this Agreement.

7.2 Indemnification by Pfizer. Pfizer agrees to indemnify, hold harmless, and defend Sangamo and its Affiliates and their respective directors, officers, employees, and agents, and the Select Sangamo Licensors (collectively, the “Sangamo Indemnitees”) from and against any Losses resulting from Claims, to the extent arising from any of the following: (a) the gross negligence or willful misconduct of Pfizer or any of its Affiliates or their respective employees or agents; (b) the use, handling, storage, or transport of Sangamo Reagents or ZFN Modified Cell Lines by or on behalf of Pfizer or its Affiliates, licensees, or sublicensees; or (c) the design, development, manufacture, regulatory approval, handling, storage, transport, distribution, sale or other disposition of any Pfizer Product by or on behalf of Pfizer or its Affiliates, licensees, or

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sublicensees. Notwithstanding the foregoing, Pfizer will not have any obligation to indemnify the Sangamo Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of Sangamo or any of its Affiliates, or their respective employees or agents; or (ii) a material breach by Sangamo of a material representation, warranty, or covenant of this Agreement.

7.3 Control of Defense. As a condition precedent to any indemnification obligations hereunder, any entity entitled to indemnification under this Article 7 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim. If such Claim falls within the scope of the indemnification obligations of this Article 7, then the indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying Party will not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s prior written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

ARTICLE 8

TERM; TERMINATION

8.1 Term. The term of this Agreement will commence upon the Effective Date and, will continue until terminated pursuant to Section 8.2 or 8.3.

8.2 Termination for Material Breach. Either Party will have the right to terminate this Agreement by written notice to the other Party upon or after the breach of any material provision of this Agreement by the other Party if the other Party fails to cure the breach within sixty (60) days following written notice from the nonbreaching Party specifying such breach.

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8.3 Termination by Pfizer. Pfizer will have the right to voluntarily terminate this Agreement upon written notice to Sangamo at any time and for any reason.

8.4 Effect of Termination. Except as otherwise expressly provided herein, in the event of termination of this Agreement pursuant to Section 8.2 or Section 8.3, the following will apply:

(a) If this Agreement is terminated by Pfizer under Section 8.3, all rights and licenses granted by Sangamo to Pfizer under this Agreement will terminate and will revert to Sangamo without further action by either Sangamo or Pfizer;

(b) If this Agreement is terminated by Pfizer under Section 8.3, Pfizer shall cease, and shall cause its Affiliates, licensees, and sublicensees to cease, all development and, except as provided in this subsection, commercialization of Pfizer Products, and Pfizer shall not use or practice, nor shall it cause or permit any of its Affiliates, licensees, or sublicensees to use or practice, directly or indirectly, any Sangamo IP Rights;

(c) If this Agreement is terminated by Pfizer under Section 8.3, Pfizer shall promptly return, or at Sangamo’s request, destroy, any Sangamo Reagents in Pfizer’s possession or control at the time of termination;

(d) If this Agreement is terminated by Pfizer under Section 8.3, Pfizer shall promptly destroy any ZFN Modified Cell Lines in Pfizer’s possession or control at the time of termination; and

(e) If this Agreement is terminated by Pfizer under Section 8.3, each Party shall promptly return, or at the other Party’s request destroy, any Confidential Information of the other Party in such Party’s possession or control at the time of termination.

(f) Termination of this Agreement by Sangamo under Section 8.2 will not terminate the licenses and rights granted by Sangamo to Pfizer under this Agreement. Notwithstanding the foregoing, in the event that Sangamo terminates this Agreement under Section 8.2 for Pfizer’s uncured failure to pay the full amount set forth in Section 3.1, then the

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licenses and rights granted by Sangamo to Pfizer under this Agreement will terminate and subsections (a)-(e) will apply as though Pfizer had terminated the Agreement under Section 8.3.

(g) Each Party will retain any and all rights or remedies such Party may have in law or in equity, provided that neither Party may claim compensation for lost opportunity, lost profits, or consequential damages arising out of the fact of such early termination.

8.5 Surviving Obligations. Termination or expiration of this Agreement will not affect any rights of either Party arising out of any event or occurrence prior to termination, including, without limitation, any obligation of Pfizer to pay any amount which became due and payable under the terms and conditions of this Agreement prior to expiration or such termination. The following portions of this Agreement will survive termination or expiration of this Agreement: Sections 8.4, and 8.5, and Articles 5, 7, 9, and 10.

ARTICLE 9

GOVERNING LAW; DISPUTE RESOLUTION

9.1 Governing Law. This Agreement will be governed by the laws of the State of California, without regard to any conflicts of law principles that would provide for application of the law of a jurisdiction other than California. Any dispute arising from, or governed by, a breach of any term of this Agreement will be adjudicated only in the state or federal courts located in the Northern District of California.

9.2 Legal Compliance. The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

9.3 Dispute Resolution. In the event of any dispute, the Parties shall refer such dispute to their respective Executive Officers for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. In the event such officers are unable to resolve such dispute within such sixty (60) day period, each Party may pursue, in a court of competent jurisdiction, any remedies available to it at law or in equity with respect to such dispute.

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ARTICLE 10

GENERAL PROVISIONS

10.1 Use of Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

10.2 LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 7, OR DAMAGES AVAILABLE FOR BREACHES OF THE OBLIGATIONS SET FORTH IN SECTION 2.3 OR ARTICLE 5.

10.3 Independent Parties. The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party will have the authority to enter into any contracts in the name of or on behalf of the other Party.

10.4 Notice. All notices, including notices of address change, required or permitted to be given under this Agreement will be in writing and deemed to have been received (a) when received if hand delivered, (b) four (4) days after being sent by certified mail, postage prepaid, (c) one (1) business day after being sent by an internationally recognized overnight delivery service, or (d) when received if sent by confirmed facsimile, in each case sent to the address or facsimile number set forth below (or any updated addresses or facsimile number communicated to the other Party in writing):

If to Sangamo:	Sangamo BioSciences, Inc.
501 Canal Blvd, Suite A100
Richmond, CA 94804
Attention: Chief Executive Officer
Fax: (510) 236-8951

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If to Pfizer:	Pfizer, Inc.
235 East 42nd Street
New York, New York 10017
Attention: SVP & Associate General Counsel, PGRD
With copy to: Christopher Slavinsky, Director,
Worldwide Business Development
Fax: (860) 715-9981

10.5 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

10.6 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement will not constitute a waiver of any other or subsequent breach.

10.7 Entire Agreement; Prior Agreements; Amendment. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement (other than any confidentiality agreement between the Parties, which will continue in full force and effect in accordance with its terms, or the Prior Agreements, which are addressed in the following sentence). The Parties agree that nothing herein is intended to alter any rights or obligations of the Parties that may exist under the Prior Agreements. All information of Sangamo or Pfizer to be kept confidential by the other Party under the Prior Agreement, as of the Effective Date, will be maintained as Confidential Information by such other Party under the obligations set forth in Article 5 of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

10.8 Nonassignability; Binding on Successors. Any attempted assignment of the rights or delegation of the obligations under this Agreement will be void without the prior written consent of the nonassigning or nondelegating Party; provided, however, that either Party

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may assign its rights or delegate its obligations under this Agreement without such consent (a) to an Affiliate of such Party or (b) to its successor in interest in connection with any merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or substantially all of its assets, provided that such assignee agrees in writing to assume and be bound by the assignor’s obligations under this Agreement. This Agreement will be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto.

10.9 Binding Agreement. This Agreement is a legal and valid obligation binding upon Pfizer and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by Pfizer does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. Pfizer is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

10.10 Force Majeure. Neither Party will be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, acts of terrorism and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

10.11 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.

10.12 Counterparts. This Agreement may be executed electronically or by facsimile and in two or more counterparts, each of which will be deemed an original and all of which will constitute together the same instrument.

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[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement.

SANGAMO BIOSCIENCES, INC.		PFIZER, INC.

By:	/s/ Edward O. Lanphier II	By:	/s/ Don Frail, Ph.D.
Name:	Edward O. Lanphier II	Name:	Don Frail, Ph.D.
Title:	President & CEO	Title:	Vice President, PGRD,
Head, Indications Discovery Unit Director, St. Louis Laboratories

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EXHIBIT A

IDENTIFIED SANGAMO PATENTS

SANGAMO OWNED

Ref	Serial No.	Filing date	Title	Status

G1-AU1	AU 32291/95	Aug. 17, 1995	Improvements in binding proteins for recognition of DNA	AU Pat. No. 698152 (2/4/99)

G1-AU2	AU 10037/99	Jan. 6, 1999	Improvements in binding proteins for recognition of DNA	AU Pat. No. 726759 (3/8/01)

G1-CA	CA 2,196,419	Aug. 17, 1995	Improvements in binding proteins for recognition of DNA	Issued

G1-EP	EP 95928576.8	Aug. 17, 1995	Improvements in binding proteins for recognition of DNA	Issued (EP0781331B1)

G1-JP	JP 507857/1996	Aug. 17, 1995	Improvements in binding proteins for recognition of DNA	Issued (4118327)

G1-US2	US 09/139,762	Aug. 25, 1998	Binding proteins for recognition of DNA	US Pat. No. 6,013,453 (1/11/00)

G1-US3	US 10/033,129	Dec. 27, 2001	Relating to Binding proteins for recognition of DNA	US Pat. No. RE 39,229 (8/8/06)

G1-US4	US 10/309,578	Dec. 3, 2002	Design of binding proteins for recognition of DNA	Pending

G1-US5	US 10/397,930	Mar. 25, 2003	Relating to Binding proteins for recognition of DNA	Pending

G1-US6	US 10/400,017	Mar. 25, 2003	Relating to Binding proteins for recognition of DNA	Pending

G11-AU	AU 2001 226935	Jan. 19, 2001	Nucleic Acid Binding Polypeptides (2-finger modules)	Issued (2001 226935)

20.

Ref	Serial No.	Filing date	Title	Status

G11-CA	CA 2,398,155	Jan. 19, 2001	Nucleic Acid Binding Polypeptides (2-finger modules)	Pending

G11-EP	EP 01 901 276.4	Jan. 19, 2001	Nucleic Acid Binding Polypeptides (2-finger modules)	Issued (EP1250424B1)

G11-US	US10/198,677	Jan. 19, 2001	Nucleic Acid Binding Polypeptides (2-finger modules)	Pending

S2-US6	US 10/222,614	Aug. 15, 2002	Cells comprising zinc finger nucleases	Issued (US 7,163,824)

L3-US1	US 10/395,816	Mar. 20, 2003	Methods and compositions for using zinc finger endonucleases to enhance homologous recombination	Pending

L3-AU	AU 2003 218382	Mar. 20, 2003	Methods and compositions for using zinc finger endonucleases to enhance homologous recombination	Issued (2003 218382)

L3-CA	CA 2,479,858	Mar. 20, 2003	Methods and compositions for using zinc finger endonucleases to enhance homologous recombination	Pending

L3-EP	EP 03 714 379.9	Mar. 20, 2003	Methods and compositions for using zinc finger endonucleases to enhance homologous recombination	Pending

S36-US1	US 10/912,932	Aug. 6, 2004	Methods and compositions for targeted cleavage and recombination	Pending

S36-US2	US 11/304,981	Dec. 15, 2005	Targeted deletion of cellular DNA Sequences	Pending

S36-AU1	AU 2004 263865	Aug. 6, 2004	Methods and compositions for targeted cleavage and recombination	Issued (2004 263865)

21.

Ref	Serial No.	Filing date	Title	Status

S36-CA1	CA 2,534,296	Aug. 6, 2004	Methods and compositions for targeted cleavage and recombination	Pending

S36-EP1	EP 04 780 272.3	Aug. 6, 2004	Methods and compositions for targeted cleavage and recombination	Pending

S36-IL1	IL 173460	Aug. 6, 2004	Methods and compositions for targeted cleavage and recombination	Pending

S36-JP1	JP 2006-523239	Aug. 6, 2004	Methods and compositions for targeted cleavage and recombination	Pending

S36-KR1	KR 2006-7002703	Aug. 6, 2004	Methods and compositions for targeted cleavage and recombination	Pending

S36-SG1	SG 2006 00748-8	Aug. 6, 2004	Methods and compositions for targeted cleavage and recombination	Pending

S36-AU2	AU 2005 220148	Feb. 3, 2005	Methods and compositions for targeted cleavage and recombination	Pending

S36-CA2	CA 2,554,966	Feb. 3, 2005	Methods and compositions for targeted cleavage and recombination	Pending

S36-EP2	EP 05 756 438.7	Feb. 3, 2005	Methods and compositions for targeted cleavage and recombination	Pending

S36-US3	US 10/587,723	Feb. 3, 2005	Methods and compositions for targeted cleavage and recombination	Pending

S43-US1	US 11/221,683	Sept. 8, 2005	Compositions and methods for protein production	Pending

S43-PCT	PCT US05/32157	Sept. 8, 2005	Compositions and methods for protein production	WO 06/033859 (3/30/06)

22.

Ref	Serial No.	Filing date	Title	Status

S46-US1	US 11/493,423	July 26, 2006	Targeted integration and expression of exogenous nucleic acid sequences	Pending

S46-PCT	PCT US06/29027	July 26, 2006	Targeted integration and expression of exogenous nucleic acid sequences	Pending

S49-US1	US 11/805,850	May 23, 2007	Engineered cleavage half-domains	Pending

S49-US2	US 12/217,185	July 2, 2008	Engineered cleavage half-domains	Pending

S49-AU	NP entry from PCT/US2007/012411	May 23, 2007	Engineered cleavage half-domains	Pending

S49-CA	NP entry from PCT/US2007/012411	May 23, 2007	Engineered cleavage half-domains	Pending

S49-EP	EP 07 795 299.2	May 23, 2007	Engineered cleavage half-domains	Pending

S49-JP	NP entry from PCT/US2007/012411	May 23, 2007	Engineered cleavage half-domains	Pending

S66-PR	Provisional	October 29, 2008	Methods and Compositions for Inactivating Glutamine Synthetase Gene Expression	Pending

23.

IN-LICENSED*

Caltech =	in-licensed under the Caltech Agreement
JHU =	in-licensed under the JHU Agreement
MIT =	in-licensed under the MIT Agreement
Scripps =	in-licensed under the Scripps Agreement
Utah =	in-licensed under the Utah Agreement

Ref	Serial No. (*Third Party License)	Filing date	Title	Status

J1-US1	US 07/862,831 (JHU)	Apr. 3, 1992	Functional domains in FokI restriction endonuclease	US Pat. No. 5,356,802 (10/18/94)

J1-US3	US 08/126,564 (JHU)	Sept. 27, 1993	Functional domains in FokI restriction endonuclease	US Pat. No. 5,436,150 (7/25/95)

J1-US4	US 08/346,293 (JHU)	Nov. 23, 1994	Insertion & Deletion Mutants of FokI restriction endonuclease	US Pat. No. 5,487,994 (1/30/96)

J1-CA1	CA 2,154,581 (JHU)	Feb. 10, 1994	Functional domains in FokI restriction endonuclease	Issued

J1-EP3	EP 03 010009.3 (JHU)	Feb. 10, 1994	Functional domains in FokI restriction endonuclease	Pending

J1-JP2	JP 7-510290 (JHU)	Aug. 23, 1994	Functional domains in FokI restriction endonuclease	Pending

J1-JP3	JP 2006-143294 (JHU)	Aug. 23, 1994	Functional domains in FokI restriction endonuclease	Issued

J1-JP4	JP 2007-230093		Functional domains in FokI restriction endonuclease	Pending

J2-US1	US 08/575,361 (JHU)	Dec. 20, 1995	General method to clone hybrid restriction endonucleases using lig gene	US Pat. No. 5,792,640 (8/11/98). First Reexam certificate issued Sept 9, 2008. 2nd Reexamination Requested

24.

Ref	Serial No. (*Third Party License)	Filing date	Title	Status

J3-US1	US 08/647,449 (JHU)	May 7, 1996	Methods for inactivating target DNA and for detecting conformational change in a nucleic acid	US Patent No. 5,916,794 (Jun. 29, 1999)

J3-US2	US 09/281,792 (JHU)	Mar. 31, 1999	Methods for inactivating target DNA and for detecting conformational change in a nucleic acid	US Patent No. 6,265,196 (Jul. 24, 2001) Reexamination Requested

T1-US3	US 08/676,318 (Scripps)	December 30, 1996	Zinc finger protein derivatives and methods therefor	U.S. Patent No. 6,242,568 (6/5/01)

T1-US4	US 08/863,813 (Scripps)	May 27, 1997	Zinc finger protein derivatives and methods therefor	U.S. Patent No. 6,140,466 (10/31/00)

T1-US6	US 09/500,700 (Scripps)	Feb. 9, 2000	Zinc finger protein derivatives and methods therefor	U.S. Patent No. 6,790,941 (9/14//04)

T1-AU1	AU 16865/95 (Scripps)	Jan. 18, 1995	Zinc finger protein derivatives and methods therefor	AU Patent No. 704601 (4/29/99)

T1-CA1	CA 2,181,548 (Scripps)	Jan. 18, 1995	Zinc finger protein derivatives and methods therefor	Pending

T1-EP1	EP 95 908 614.1 (Scripps)	Jan. 18, 1995	Zinc finger protein derivatives and methods therefor	Europ. Pat. No. 0 770 129 (11/23/05)

T1-FR1	FR (Scripps)	Jan. 18, 1995	Zinc finger protein derivatives and methods therefor	Europ. Pat. No. 0 770 129 (11/23/05)

T1-GB1	GB (Scripps)	Jan. 18, 1995	Zinc finger protein derivatives and methods therefor	Europ. Pat. No. 0 770 129 (11/23/05)

25.

Ref	Serial No. (*Third Party License)	Filing date	Title	Status

T1-FI1	FI 962879 (Scripps)	Jan. 18, 1995	Zinc finger protein derivatives and methods therefor	Pending

T1-JP1	JP 07-519231 (Scripps)	Jan. 18, 1995	Zinc finger protein derivatives and methods therefor	Issued 4012243

T1-NO1	NO 1996 2991 (Scripps)	Jan. 18, 1995	Zinc finger protein derivatives and methods therefor	Pending

T1-AU3	AU 2002 300619 (Scripps)	May 27, 1998	Zinc finger protein derivatives and methods therefor	Issued

T1-AU4	AU 2007 201586	May 27, 1998	Zinc finger protein derivatives and methods therefor	Pending

T1-CA2	CA 2,291,861 (Scripps)	May 27, 1998	Zinc finger protein derivatives and methods therefor	Pending

T1-EP2	EP 98 926 088.0 (Scripps)	May 27, 1998	Zinc finger protein derivatives and methods therefor	Pending

T1-JP2	JP 11-500870 (Scripps)	May 27, 1998	Zinc finger protein derivatives and methods therefor	Pending

M3-US1	US 09/260,629 (MIT)	Mar. 1, 1999	Poly-Zinc Finger Proteins with improved linkers	U.S. Pat. No. 6,479,626 (Nov. 12, 2002)

M3-US2	US 10/146,221 (MIT)	May 13, 2002	Poly-Zinc Finger Proteins with improved linkers	U.S. Pat. No. 6,903,185 (June 7, 2005)

M3-US3	US 11/110,594 (MIT)	April 20, 2005	Poly-Zinc Finger Proteins with improved linkers	US Patent No 7,153,949 (Dec. 26, 2006)

26.

Ref	Serial No. (*Third Party License)	Filing date	Title	Status

M3-US4	US 11/639,363 (MIT)	Dec. 14, 2006	Poly-Zinc Finger Proteins with improved linkers	Pending

M3-AU	AU 28849/99 (MIT)	Mar. 1, 1999	Poly-Zinc Finger Proteins with improved linkers	AU Pat. No. 746454 (August 15, 2002)

M3-CA	CA 2,321,938 (MIT)	Mar. 1, 1999	Poly-Zinc Finger Proteins with improved linkers	Pending

M3-EP	EP 99909701.7 (MIT)	Mar. 1, 1999	Poly-Zinc Finger Proteins with improved linkers	Pending

M3-JP	JP 2000-534663 (MIT)	Mar. 1, 1999	Poly-Zinc Finger Proteins with improved linkers	Pending

U1-AU	AU 2003 25128 (Utah)	Jan. 22, 2003	Targeted chromosomal mutagenesis using zinc finger nucleases	Pending

U1-CA	CA 2,474,486 (Utah)	Jan. 22, 2003	Targeted chromosomal mutagenesis using zinc finger nucleases	Pending

U1-EP	EP 03 746 527.5 (Utah)	Jan. 22, 2003	Targeted chromosomal mutagenesis using zinc finger nucleases	Issued EP1476547B1

U1-US1	US 10/502,565 (Utah)	Jan. 22, 2003	Targeted chromosomal mutagenesis using zinc finger nucleases	Pending

C1-US	US 10/656,531 (Caltech)	Sept. 5, 2003	Use of chimeric nucleases to stimulate gene targeting	Pending

C1-AU	AU 2003 298574 (Caltech)	Sept. 5, 2003	Use of chimeric nucleases to stimulate gene targeting	Pending

27.

Ref	Serial No. (*Third Party License)	Filing date	Title	Status

C1-CA	CA 2,497,913 (Caltech)	Sept. 5, 2003	Use of chimeric nucleases to stimulate gene targeting	Pending

C1-EP	EP 03 796 324.6 (Caltech)	Sept. 5, 2003	Use of chimeric nucleases to stimulate gene targeting	Pending

C1-JP	JP 2005-501601 (Caltech)	Sept. 5, 2003	Use of chimeric nucleases to stimulate gene targeting	Pending

28.

EXHIBIT B

CERTAIN EXISTING UPSTREAM LICENSES

License Agreement between Sangamo and the Scripps Research Institute, dated March 14, 2000, as amended (“Scripps Agreement”).

Patent License Agreement between Sangamo and the Massachusetts Institute of Technology, dated May 9, 1996, as amended (“MIT Agreement”).

License Agreement between Sangamo and Johns Hopkins University, dated June 29, 1995, as amended (“JHU Agreement”)

License Agreement between Sangamo and the University of Utah Research Foundation, dated September 8, 2004, as amended (“Utah Agreement”).

License Agreement between Sangamo and the California Institute of Technology, dated November 1, 2003, as amended (“Caltech Agreement”).

29.

EXHIBIT C

CERTAIN TERMS OF UPSTREAM LICENSES

1. JHU Agreement. The license granted to Sangamo under the JHU Agreement is subject to 35 U.S.C. §§ 200-211 and the regulations promulgated thereunder. Pursuant to the JHU Agreement, Johns Hopkins University (“JHU”) retains the non-transferable royalty-free right to practice the subject matter of any claim within the Patent Rights licensed thereunder for its own internal purposes. In addition, if Dr. Srinivasan Chandrasegaran leaves JHU, he shall have the non-transferable, royalty-free right to practice any claim within the Patent Rights licensed under the JHU Agreement for his own academic purposes

2. MIT Agreement. The license granted to Sangamo under the MIT Agreement is subject to the royalty-free, nonexclusive license rights of the United States government per FAR 52.227-11. Pursuant to the MIT Agreement, the Massachusetts Institute of Technology (“MIT”) reserves the right to practice under the Patent Rights licensed thereunder and to allow third parties to practice under such Patent Rights in all fields of use for noncommercial research purposes. MIT has granted the Howard Hughes Medical Institute a paid-up, non-exclusive, irrevocable license to use the Patent Rights licensed under the MIT Agreement for its non-commercial purposes, but with no right to assign or sublicense.

3. Caltech Agreement. The license granted to Sangamo under the Caltech Agreement is subject to (a) a reservation by the California Institute of Technology (“Caltech”) of its right to use the Intellectual Property licensed thereunder for noncommercial educational and research purposes, but not for commercial sale or other commercial distribution to third parties and (b) any existing rights of the United States government under Title 35, United States Code, Section 200 et seq. and under 37 Code of Federal Regulations, Section 401 et seq.

4. Utah Agreement. The license granted to Sangamo under the Utah Agreement is subject to (a) a reservation by the University of Utah (“Utah”) of its right to practice the Patent Rights licensed thereunder for academic purposes and (b) a non-exclusive, irrevocable, royalty-free license heretofore granted to the United States government.

5. Scripps Agreement. The license granted to Sangamo under the Scripps Agreement is subject to (a) a reservation by the Scripps Research Institute (“Scripps”) of its right to use the Intellectual Property licensed thereunder for noncommercial research purposes and the right to allow other nonprofit institutions to use such Intellectual Property for non-commercial research purposes, without Scripps or such other institution being obligated to pay Sangamo any royalties or other compensation and (b) Scripps’ obligations and the rights of the United States government, if any, which arise or result from Scripps’ receipt of research support from the United States government.

EXHIBIT D

SELECT PROVISIONS OF UPSTREAM LICENSES

Copy of Selected Provisions from the JHU Agreement

ARTICLE II – GRANT

2.1 JOHNS HOPKINS hereby grants to LICENSEE the exclusive worldwide right and license to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes, including the right to grant sublicenses, subject to 35USC200-211 and the regulations promulgated thereunder, to the end of the term for which the Patent Rights are granted by the applicable governmental authority, unless sooner terminated as hereinafter provided (the “Term”). JOHNS HOPKINS reserves the non-transferable royalty-free right to practice the subject matter of any claim within the Patent Rights for its own internal purposes. If Dr. Chandrasegaran leaves JOHNS HOPKINS, he shall have the non-transferable, royalty-free right to practice any claim within the Patent Rights for his own academic purposes.

2.2 In order to establish a period of exclusivity for LICENSEE, JOHNS HOPKINS hereby agrees that it shall not grant any other license to make, have made, use, lease or sell Licensed Products or to practice Licensed Processes except for its internal research activities during the period of time (the “Exclusive Period”) commencing with the Effective Date of this Agreement and terminating with expiration of the last-to-expire patent licensed under this Agreement, unless converted earlier to a nonexclusive license pursuant to Paragraph 4.4 hereof or pursuant to a requirement by the United States Government in accordance with 35USC200-211.

2.3 [NOTE: As amended in Amendment No. 4 to the JHU Agreement.] LICENSEE shall have the right to sublicense all or any part of this license. With respect to each sublicense in the Research Reagent Field granted by it under this Agreement, LICENSEE shall do the following:

(a)	incorporate the language of Article II (other than Paragraph 2.4), Article X, and Paragraph 15.4 into each sublicense agreement (but in each case solely to the extent such language is applicable to the rights granted in such sublicense agreement), so that these Articles shall be binding upon the applicable sublicensee as if it were a party to this Agreement;

(b)	include in each such sublicense agreement, language that is reasonably sufficient to enable LICENSEE to comply with its obligations under Paragraphs 2.4, 5.1, and 5.2 and Articles IX, XIII, and XV (other than Paragraph 15.4); and

(c)	obtain an indemnity from the applicable sublicensee in favor of LICENSEE that is substantially similar in scope of the indemnity set forth in Article VIII and that includes JOHNS HOPKINS as an indemnified party on the same terms as LICENSEE.

With respect to each sublicense in any field other than the Research Reagent Field granted by it under this Agreement, LICENSEE agrees that such sublicense shall provide that the obligations to JOHNS HOPKINS of Articles II, VIII, IX, X, XIII, XV and Paragraphs 5.1 and 5.2 of this Agreement shall be binding upon such sublicensee as if such sublicensee was a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to such sublicense agreement and to incorporate these by reference in such sublicense agreement.

2.4 [NOTE: Intentionally omitted.]

2.5 Subject to Sections 2.6, 2.7 and 15.7 below, the license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A, Appendix B, Appendix C, and Appendix D hereof.

2.6 JOHNS HOPKINS hereby also grants to LICENSEE a right of first negotiation at then commercially reasonable terms, to obtain an exclusive license to any Inventions, as previously defined, developed during the term of this Agreement and any extension thereof and pursuant to any Research Agreement between the parties hereto (Appendix D). JOHNS HOPKINS shall promptly give LICENSEE written notice of any such Inventions, as defined, and LICENSEE shall have one hundred and twenty (120) days from the date of receipt of such notice to give JOHNS HOPKINS written notice of its intent to exercise such option and complete negotiations. JOHNS HOPKINS shall not negotiate with any third party regarding these Inventions during the period of LICENSEE’S right to negotiate. During the term of this Agreement and any extension thereof, Dr. Chandrasegaran shall be free to pursue any scientific investigations of his choice through collaboration with colleagues. Should any such collaboration involve a Licensed Product or Licensed Process, JOHNS HOPKINS will take the initiative of promptly communicating with these colleagues for the purpose of using its reasonable best efforts to have such colleagues agree to be bound by the terms of this Agreement with regard to Licensed Products and Licensed Processes.

2.7 Appendix B attached hereto contains ideas conceived by Dr. Chandrasegaran for developing laboratory reagents, diagnostics, and pharmaceuticals relating to chimeric restriction endonucleases. Dr. Chandrasegaran shall give written notice of any Invention resulting under the Advanced Technology Program within sixty (60) days of the completion of the funding of such program. Any Invention resulting in whole or in part from said ideas which are made pursuant to an award under the Advanced Technology Program where a grant application was filed on March 29, 1995 (Appendix C) shall be assigned to LICENSEE pursuant to Section 15.7 below and Dr. Chandrasegaran will be named as sole inventor unless another individual makes a creative input to said Invention. LICENSEE shall have the first right of negotiation, under then commercially reasonable terms, to obtain an exclusive, royalty-bearing license under any Invention resulting from said ideas in Appendix B made by Dr. Chandrasegaran with funding from a source other than the Advanced Technology Program grant.

2.8 [NOTE: As amended in Amendment No. 4 to the JHU Agreement.] Each of LICENSEE’S sublicensee(s) shall have the right to grant further sublicenses of the sublicense to the Patent Rights granted to it by LICENSEE, within the scope of such sublicense. Such further sublicenses shall include the provisions set forth in Paragraph 2.3 of this Agreement that were included in the sublicense agreement between LICENSEE and sublicensee and such provisions shall be binding on such further sublicensee as if such further sublicensee were a party to this

Agreement. LICENSEE shall forward a copy of all further sublicense agreements granted by its sublicense(s) within thirty (30) days of LICENSEE’s receipt of a copy thereof.

32.

ARTICLE X - NON-USE OF NAMES

LICENSEE shall not use the name of JOHNS HOPKINS, nor any of its employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from JOHNS HOPKINS in each case, except that LICENSEE may state that it is licensed by JOHNS HOPKINS under one or more of the patents and/or applications comprising the Patent Rights.

PARAGRAPH 13.6

13.6 [NOTE: As amended in Amendment No. 4 to the JHU Agreement.] Upon termination of this Agreement for any reason during the Exclusive Period, any sublicensee not then in default shall have the right to seek a license from JOHNS HOPKINS under the same terms and conditions as set forth hereunder. In addition, in the event that JOHNS HOPKINS terminates this Agreement pursuant to Paragraph 13.1, 13.2, or 13.3, each sublicense granted by LICENSEE which complies with the sublicense requirements of Paragraph 2.3, is in full force and effect and not then in default, will survive such termination of this Agreement and such sublicensee shall become a direct licensee of JOHNS HOPKINS, provided that (a) JHU’s obligations to such sublicensee are no greater than JHU’s obligations to LICENSEE under this Agreement, (b) the scope of such sublicensee’s rights with respect to the Patent Rights shall remain unchanged and such sublicensee shall be subject to all other non-financial terms and conditions in this Agreement that apply to such scope of rights, (c) all further sublicenses granted by such sublicensee prior to termination of this Agreement shall also survive such termination, (d) such sublicensee (or if there are at such time more than one such sublicensees, such sublicensees severally and jointly) shall be required to make any minimum annual royalty payments due pursuant to Paragraph 4.4 and (e) such sublicensee shall be required to make any other monetary payment(s) that, had this Agreement not been terminated, LICENSEE would have been required to make under this Agreement as a result of the activities of such sublicensee. Each such sublicensee shall be an intended third-party beneficiary of the preceding sentence. LICENSEE shall notify JOHNS HOPKINS of each non-defaulted sublicense in existence at the time of termination by JOHNS HOPKINS pursuant to Paragraph 13.1, 13.2, or 13.3.

PARAGRAPH 15.4

15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

33.

Copy of Selected Provisions from the MIT Agreement

2 - GRANT

2.1 M.I.T. hereby grants to LICENSEE the right and license in the TERRITORY to practice under the PATENT RIGHTS and, to the extent not prohibited by other patents, to make, have made, use, lease, sell and import LICENSED PRODUCTS and to practice the LICENSED PROCESSES, until the expiration of the last to expire of the PATENT RIGHTS, unless this Agreement shall be sooner terminated according to the terms hereof.

2.2 LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States.

2.3 In order to establish exclusivity in the FIELDS OF USE for LICENSEE, M.I.T. hereby agrees that it shall not grant any other license to make, have made, use, lease, sell and import LICENSED PRODUCTS or to utilize LICENSED PROCESSES subject to the royalty-free, nonexclusive license rights of the United States Government per FAR 52.227-11, in the TERRITORY for the FIELDS OF USE.

2.4 [NOTE: As amended in the First Amendment to the MIT Agreement.] LICENSEE and M.I.T. agree that neither party shall assert the Patent Rights against not-for-profit institutions in their conduct of research, provided, however, that if a not-for-profit institution practices under the Patent Rights to conduct high throughput drug screening on behalf of a commercial entity, then the Patent Rights may be asserted against that institution.

2.5 M.I.T. reserves the right to practice under the PATENT RIGHTS and to allow third parties to practice under the PATENT RIGHTS in all fields of use for noncommercial research purposes.

2.6 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder only in the FIELDS OF USE. Upon any termination of this Agreement, sublicensees’ rights shall also terminate, subject to Paragraph 13.6 hereof.

2.7 [NOTE: As amended in the Eighth Amendment to the MIT Agreement.] With respect to each sublicense agreement [in the Reagent Field], LICENSEE agrees to do the following:

(a) incorporate the language of Article 2 (other than Paragraph 2.8), Article 9, Article 10, and Paragraph 15.4 into each sublicense agreement (but in each case solely to the extent such language is applicable to the rights granted in such sublicense agreement), so that these Articles shall be binding upon the applicable sublicensee as if they were a party to this Agreement;

(b) include in each such sublicense agreement language that is reasonably sufficient to enable LICENSEE to comply with its obligations under Paragraph 2.8 and Articles 5, 7, 12, 13 and 15 (other than Paragraph 15.4);

(c) use commercially reasonable effort to obtain a indemnity from the applicable sublicensee in favor of LICENSEE that is substantially similar in scope of the indemnity set forth in Article 8, and include M.I.T. as an indemnified party under any such indemnity on the same terms as LICENSEE.

2.8 [NOTE: Intentionally omitted.]

34.

2.9 Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such patent rights shall be dominant or subordinate to any PATENT RIGHTS.

PARAGRAPH 4.1(b)

4.1 [NOTE: As amended in the Fifth Amendment to the MIT Agreement.] For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to M.I.T. in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be terminated:

b. License Maintenance Fees of (i) [***] per year on January 1, 2002 and each January 1 thereafter until the January 1 following the issuance of the first protein DNA claims and; (ii) [***] per year beginning the January 1 following the issuance of the first of the protein-DNA claims and every January 1 thereafter; provided, however, License Maintenance Frees may be credited to Running Royalties subsequently due on NET SALES for each said year, if any. License Maintenance Fees paid in excess of Running Royalties shall not be creditable to Running Royalties for future years.

9 - EXPORT CONTROLS

LICENSEE acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. M.I.T. neither represents that a license shall not be required nor that, if required, it shall be issued.

10 - NON-USE OF NAMES

LICENSEE shall not use the names or trademarks of the Massachusetts Institute of Technology or Lincoln Laboratory, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from M.I.T., or said employee, in each case, except that LICENSEE may state that it is licensed by M.I.T. under one or more of the patents and/or applications comprising the PATENT RIGHTS.

PARAGRAPH 13.6

13.6 [NOTE: As amended in the Eighth Amendment to the MIT Agreement.] Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions. In addition, in the event that M.I.T. terminates this Agreement pursuant to Paragraph 13.1, 13.2, or 13.3, each sublicense granted by LICENSEE to a sublicensee not then in default will survive such termination (as a direct license from M.I.T.), provided that such direct license shall be subject to the same non-financial terms and conditions as those in this Agreement and such sublicensee (or if there is at such time more than one such sublicensee, such sublicensees severally and jointly) shall be required to make any annual fees due pursuant to Paragraph 4.1(b) and each such sublicensee shall be required to make any monetary payment(s) that, had this Agreement not been terminated, LICENSEE would have been required to make under this Agreement as a result of the activities of such sublicensee. Each such sublicensee shall be an intended third-party beneficiary of the preceding sentence.

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

35.

Copy of Selected Provisions from the Utah Agreement

4.3 For each SUBLICENSE granted by LICENSEE under the terms of this AGREEMENT, LICENSEE shall pay to LICENSOR (i) a sublicense fee of twenty thousand dollars ($20,000) within thirty (30) days of execution of each sublicense and (ii) an annual sublicense fee of ten thousand dollars ($10,000) for each year (excluding the first year) that such sublicense is in effect, payable within thirty (30) days of each anniversary of the effective date of such sublicense agreement.

6.2 As consideration for the license under this AGREEMENT, LICENSEE shall pay to LICENSOR an annual maintenance fee of twenty thousand dollars ($20,000) on or before each anniversary of the EFFECTIVE DATE of this AGREEMENT.

13.1 If LICENSEE should: (a) fail to deliver to LICENSOR any statement or report required hereunder when due (except where such payment is being contested in good faith); (b) fail to make any payment at the time that the same should be due; (c) violate or fail to perform any covenant, condition, or undertaking of the AGREEMENT to be performed by it hereunder; or (d) file a bankruptcy action, or have a bankruptcy action against it (which action remains undismissed for a period of sixty (60) days), or become insolvent; enter into a composition with creditors or have a receiver appointed for it; then LICENSOR may give written notice of such default, and its intent to terminate this AGREEMENT, to LICENSEE. If LICENSEE should fail to cure such default within thirty (30) days of such notice, the rights, privileges, and license granted hereunder shall automatically terminate; provided, however, that the cure period may be extended by sixty (60) days if LICENSEE conveys a written statement of its intent and plan to cure such default, and such plan is accepted by the LICENSOR, within thirty (30) days of the automatic termination date.

13.2 If LICENSEE shall cease to carry on its business with respect to the rights granted in this AGREEMENT, this AGREEMENT shall terminate upon thirty (30) days written notice by LICENSOR.

13.4 [NOTE: As amended in the (first) Amendment (dated February 22, 2007) to the Utah Agreement.] Notwithstanding anything to the contrary in this AGREEMENT, in the event that LICENSOR terminates this AGREEMENT pursuant to Section 13.1 or 13.2, each sublicense granted by LICENSEE to a SUBLICENSEE then in good standing under the terms of its sublicense agreement will survive such termination (as a direct license from LICENSOR), provided that (a) such direct license shall be subject to the same non-financial terms and conditions as those in this AGREEMENT, and LICENSOR shall not have any obligations to such SUBLICENSEE other than LICENSOR’s obligations to LICENSEE as set forth herein; (b) such SUBLICENSEE (or if there is at such time more than one such SUBLICENSEE, such SUBLICENSEES severally and jointly) shall be required to make any annual maintenance payments due pursuant to Section 6.2; and (c) each such SUBLICENSEE shall be required to make any monetary payment(s) that, had this AGREEMENT not been terminated, LICENSEE would have been required to make under this AGREEMENT as a result of the license to, or activities of, such SUBLICENSEE, including without limitation the annual sublicensee fees due pursuant to Section 4.3(ii) with respect to such SUBLICENSEE (which for clarity shall continue notwithstanding the conversion of such SUBLICENSEE’s sublicense to a direct license from LICENSOR). Each such SUBLICENSEE shall be an intended third-party beneficiary of this Section 13.4.

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EXHIBIT E

PRESS RELEASE

SANGAMO BIOSCIENCES ANNOUNCE LICENSE AGREEMENT WITH PFIZER FOR ZINC FINGER NUCLEASES FOR PROTEIN PRODUCTION

License Permits Use of ZFN Reagents to Knock-out Gene in Protein Production Cells

Richmond, Calif., December 22, 2008 –Sangamo BioSciences, Inc. (NASDAQ: SGMO), the leading developer of zinc finger DNA binding proteins (ZFPs), today announced an agreement to provide Pfizer Inc (NYSE: PFE) with a worldwide, non-exclusive license for the use of certain ZFP Nuclease (ZFNs) reagents to permanently eliminate the Glutamine Synthetase (GS) gene in Chinese Hamster Ovary (CHO) cell lines and for the use of these ZFN-modified cells for clinical and commercial production of therapeutic proteins. Under the terms of the agreement Sangamo will receive an upfront payment of $3.0 million from Pfizer for a fully paid license.

“Pfizer was an early adopter of Sangamo’s ZFN technology for CHO cell engineering,” said Edward Lanphier, Sangamo’s president and CEO. “Our colleagues at Pfizer have made fundamental contributions to establish the breadth and utility of ZFNs in cell line engineering. We are very pleased to establish this non-exclusive, commercial protein production license providing Pfizer with the right to use ZFNs to eliminate the GS gene in CHO cells, a widely used selection marker for the generation of cell lines used for the production of recombinant protein pharmaceuticals and monoclonal antibodies. Based upon our ability to design ZFNs to any gene, we believe that this is one of many future agreements we may establish, applying our ZFN technology in the commercial production of protein-based pharmaceuticals.”

“We are very pleased to enter into this commercial protein production license agreement with Sangamo. Together we’ve used ZFNs to generate specific GS knockouts in CHO cells to streamline the creation of mAb production cell lines,” said David Brunner, Vice President, Bioprocess Research & Development, Pfizer Global Biologics. “We have generated significant research and process development data following application of the ZFN platform technology. ZFNs can be used to eliminate genes and potentially improve culture performance or the characteristics of therapeutic proteins being manufactured.”

“Prior to the development of ZFN technology, methods for gene disruption were limited by their efficiency, time to completion, and the potential for confounding, off-target effects,” said Philip Gregory, D.Phil., Sangamo’s Vice President for Research. “The power and broad applicability of our ZFN technology in the engineering of living cells have been demonstrated in multiple publications in high-impact, peer-reviewed journals. Earlier this year we published work describing a rapid, single-step approach to targeted gene knockout in mammalian cells using ZFNs (PNAS, USA 2008, vol:105, pp 5809-5814). We have demonstrated that we can achieve a permanent, heritable elimination of a gene giving a true knockout of that gene in a cell and all of its progeny. Our ZFN process is simple, rapid and highly specific and does not require marker genes or the permanent insertion of foreign DNA. Moreover, this is not limited to a single gene in a cell; our ZFNs can be used to generate a cell line in which multiple genes are selectively and specifically eliminated. We have been working with scientists at Pfizer to establish that this process is compatible with suspension growth in serum-free and animal component-free synthetic media which is an important consideration in human therapeutic protein manufacturing. Our work also confirms that ZFNs are highly-specific; we have not observed any negative impact on cell growth, protein production yield or product characteristics.”

Terms of the Agreement

Under this agreement, Sangamo will provide a worldwide, fully paid, perpetual, royalty free, non-exclusive, license for the use of certain ZFN reagents for the elimination of the GS gene in Pfizer’s CHO cell lines and to use such ZFN-modified CHO cells for clinical and commercial production of therapeutic protein products. Sangamo will receive an upfront payment of $3.0 million from Pfizer which constitutes full and complete payment for the license. The license may not be sublicensed although Pfizer may transfer any GS ZFN-modified CHO cell line to a contract manufacturer solely for such contract manufacturer to manufacture Pfizer’s therapeutic proteins for Pfizer.

About Sangamo BioSciences, Inc.

Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Other therapeutic development programs are focused on HIV/AIDS, neuropathic pain, cancer, nerve regeneration and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at http://www.sangamo.com/.

This press release may contain forward-looking statements based on Pfizer’s and Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the payment of fees under the license agreement. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors. See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Contact

Sangamo BioSciences, Inc.

Elizabeth Wolffe, Ph.D.

510-970-6000, x271

ewolffe@sangamo.com

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